Pricing Supplement No.17N Dated August 7, 1998     Rule 424(b)(2)
(To Prospectus dated June 9, 1997 and             File No's. 33-64261
Prospectus Supplement dated June 12, 1997)             and   33-49965

THE CHASE MANHATTAN CORPORATION


[ ]	Senior Medium -Term Notes, Series C  Due From Nine
	Months to Thirty Years from Date of Issue

[X] Subordinated Medium Term Notes , Series A Due From
	Nine Months to Thirty Years from Date of Issue

	Principal Amount: $25,000,000
	Issue Price: 100.00%
	Commission : $0%
	Proceeds to Company:  $25,000,000
	Agent: MORGAN STANLEY & CO. INCORPORATED

	Agent's Capacity:  [ ]     As agent    [X]  As principal

	If as principal
		[X]   The Notes are being offered at varying prices relating to
		        prevailing market prices at the time of sale

		[]   The Notes are being offered at a fixed initial public
		        offering price equal to the Issue Price (as a percentage of Principal Amount).

	Original Issue Date: AUGUST 27, 1998
	Stated Maturity:	   	AUGUST 27, 2008

	Form:  [X]   Book-entry [ ]   Certificated
	Currency:   U.S. Dollars


   	Interest Rate:
    The Notes will bear interest during the period from the Original Issuance Date to but not including the first Reset Date at a rate per annum equal to the Initial Interest Rate specified below. Thereafter, the Notes will bear interest during each period beginning on and including the applicable Reset Date and ending on but excluding the following Reset Date at a rate per annum equal to the greater of:

    (A) 1.6%; and

    (B) the sum of:

              (i) 1.6%;
    plus
              (ii) 4 times the 5% Payout Rate specified below with respect to the applicable Reset Date (if the 5% Payout Rate is greater than 0%);
    plus
              (iii) 8 times the 4.5% Payout Rate specified below with respect to the applicable Reset Date (if the 4.5% Payout Rate is greater than 0%);
    plus
              (iv) 8 times the 4% Payout Rate specified below with respect to the applicable Reset Date (if the 4% Payout Rate is greater than 0%);
    plus
              (v) 12 times the 3.5% Payout Rate specified below with respect to the applicable Reset Date (if the 3.5% Payout Rate is greater than 0%);
    plus
              (vi) 4 times the 3.0% Payout Rate specified below with respect to the applicable Reset Date (if the 4% Payout Rate is greater than 0%).

    Payout Rates: "5% Payout Rate" means, with respect to any Reset Date, the excess (if any) of 5% per annum over LIBOR Telerate (as defined in and calculated pursuant to the Prospectus Supplement) with respect to that Reset Date; "4.5% Payout Rate" means, with respect to any Reset Date, the exces (if any) of 4.5% per annum over LIBOR Telerate with respect to that Reset Date; "4% Payout Rate" means, with respect to any Reset Date, the excess (if any) of 4% per annum over LIBOR Telerate with respect to that Reset Date; "3.5% Payout Rate" means, with respect to any Reset Date, the excess (if any) of 3.5% per annum over LIBOR Telerate with respect to that Reset Date; and "3.0% Payout Rate" means, with respect to any Reset Date, the excess (if any) of 3.0% per annum minus LIBOR Telerate with respect to that Reset Date.

    Interest shall be calculated on the basis of a year of twelve
    30-day months.

    Reset Dates: Each Interest Payment Date with respect to the preceding interest period shall be the Reset Date for the following interest period.


	   Interest Determination Dates: Second London Business Day preceding each Reset Date.

    Interest Payment Dates: The 27th of each November, February, May and August, commencing November 27, 1998; provided that if an Interest Payment Date would otherwise fall on a day that is not a Business Day, such Interest Payment Date shall be posponed until the next following Business Day, unless such posponement would cause such Interest Payment Date to occur in the following calendar month, in which case such Interest Payment Date shall be brought forward to the preceding Business Day.

    Index Maturity: 3 months

    Optional Redemption : Yes [ ]  No [X]

    Minimum Denominations/Interest: The Notes may be issued only in denominations of $5,000,000 and integral multiples of $1,000 in excess thereof. For so long as the Notes remain in global form, each beneficial owner of an interest in the global Note, by acceptance of its interest in the global Note, shall be deemed to have agreed that any transfer by it of any interest in the global Note shall be in a minimum principal amount of $5,000,000.

    OTHER CONSIDERATIONS:

    Risk Factor:  Effects of Changes in Interest Rates:
            In the event LIBOR falls below 5% per annum at any time, increases and decreases in LIBOR will have a disproportionate impact on the rate of interest payable on the Notes. Accordingly, the market price of the Notes may be subject to substantial volatility in the event of changes in prevailing interest rates.

    Certain Federal Income Tax Considerations:
            The Notes will not be Original Issue Discount Notes. Consequently, interest on a Note will be taxable to the initial United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.